UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 23, 2018

LINCOLN EDUCATIONAL SERVICES CORPORATION
(Exact Name of Registrant as Specified in Charter)

New Jersey	000-51371	57-1150621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Executive Drive, Suite 340, West Orange, New Jersey 07052
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (973) 736-9340

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934  (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 23, 2018, Lincoln Educational Services Corporation (the “Company”) and its wholly-owned subsidiaries (collectively with the Company, the “Borrowers”) entered into a second amendment (the “Second Amendment”) of the Credit Agreement dated as of March 31, 2017 (as previously amended, the “Credit Agreement”) among the Borrowers and its lender, Sterling National Bank (the “Bank”), to, among other things, effect certain modifications to the financial covenants and other provisions of the Credit Agreement and to allow the Borrowers to pursue the sale of certain real property assets.  As previously reported, pursuant to the Credit Agreement, the Borrowers obtained a revolving credit facility in the aggregate principal amount of up to $55 million, consisting of (i) a $30 million loan facility (“Facility 1”), comprised of a $25 million revolving loan designated as “Tranche A” and a $5 million non-revolving loan designated as “Tranche B,” (ii) a $25 million revolving loan facility which includes a sublimit amount for letters of credit of $10 million and (iii) an additional $15 million revolving credit facility provided under a prior amendment of the Credit Agreement.  In 2017, the Borrowers repaid the $5 million non-revolving loan provided under Tranche B of Facility 1 resulting in a permanent reduction in credit availability under Facility 1 to $25 million.  The aggregate availability under the Credit Agreement is currently $65 million.

Among other things, the Second Amendment modifies the interest rate on borrowings under Tranche A of Facility 1 such that revolving loans under Tranche A of Facility 1 will bear interest at a rate per annum equal to the greater of (x) the Bank’s prime rate plus 2.85% and (y) 6.00%.  In addition, with respect to financial covenants, the Second Amendment (i) modifies the minimum adjusted EBITDA required, (ii) eliminates the requirement for a minimum tangible net worth, (iii) retains the prohibition on incurrence of a net loss but delays the commencement of testing for such financial covenant until December 31, 2019 and annually thereafter and (iv) requires the maintenance of a minimum funded debt to adjusted EBITDA ratio. The Second Amendment permits the sale of certain real estate assets, including four parcels located in Connecticut, Colorado, Tennessee and Texas currently mortgaged to the Bank, and a real estate parcel located in Mangonia Park, Florida (the “Florida Property”) not mortgaged to the Bank; provided that the net proceeds of any such sales are used to pay down the outstanding principal amount of Facility 1, which repayment will permanently reduce the availability under Facility 1.  The Second Amendment further requires that the Borrowers actively pursue a sale of the Florida Property and,  if the Florida Property is not under contract for sale within six months after the effectiveness of the Second Amendment, the Bank will be granted a first mortgage lien on the Florida Property.

In connection with the effectiveness of the Second Amendment, the Borrowers paid to the Bank a modification fee in the amount of $50,000.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit	Description

10.1	Second Amendment to Credit Agreement dated as of February 23, 2018 among Lincoln Educational Services Corporation and its subsidiaries and Sterling National Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 26, 2018

LINCOLN EDUCATIONAL SERVICES CORPORATION

By:	/s/ Brian K. Meyers
Name: Brian K. Meyers
Title: Executive Vice President, Chief Financial Officer and Treasurer